Filed pursuant to Rule 433

Registration No.: 333-286915

Free Writing Prospectus dated May 6, 2025

Relating to Preliminary Prospectus Supplement dated May 6, 2025

(to Prospectus dated May 1, 2025)

$1,750,000,000

Biogen Inc.

$400,000,000 5.050% Senior Notes Due 2031

$650,000,000 5.750% Senior Notes Due 2035

$700,000,000 6.450% Senior Notes Due 2055

PRICING TERM SHEET

$400,000,000 5.050% Senior Notes Due 2031

Issuer	Biogen Inc.

Principal Amount	$400,000,000

Maturity Date	January 15, 2031

Interest Payment Dates	Semi-annually, each January 15 and July 15, commencing January 15, 2026

Benchmark Treasury	3.875% due April 30, 2030

Benchmark Treasury Price; Yield	99-28 1⁄4 / 3.901%

Spread to Benchmark Treasury	115 basis points

Yield to Maturity	5.051%

Interest Rate	5.050% per annum beginning on the Issue Date

Issue Price (Price to Public)	99.981%

Optional Redemption

Make-whole call, in whole or in part, as set forth in the preliminary prospectus supplement (Treasury Rate (as defined in the preliminary prospectus supplement) plus 20 basis points) at any time prior to December 15, 2030 (one month prior to the maturity date of the notes due 2031)

Par call, in whole or in part, at any time on or after December 15, 2030 (one month prior to the maturity date of the notes due 2031)

CUSIP/ISIN	09062XAN3/US09062XAN30

$650,000,000 5.750% Senior Notes Due 2035

Issuer	Biogen Inc.

Principal Amount	$650,000,000

Maturity Date	May 15, 2035

Interest Payment Dates	Semi-annually, each May 15 and November 15, commencing November 15, 2025

Benchmark Treasury	4.625% due February 15, 2035

Benchmark Treasury Price; Yield	102-15+ / 4.310%

Spread to Benchmark Treasury	145 basis points

Yield to Maturity	5.760%

Interest Rate	5.750% per annum beginning on the Issue Date

Issue Price (Price to Public)	99.924%

Optional Redemption

Make-whole call, in whole or in part, as set forth in the preliminary prospectus supplement (Treasury Rate (as defined in the preliminary prospectus supplement) plus 25 basis points) at any time prior to February 15, 2035 (three months prior to the maturity date of the notes due 2035)

Par call, in whole or in part, at any time on or after February 15, 2035 (three months prior to the maturity date of the notes due 2035)

CUSIP/ISIN	09062XAL7/US09062XAL73

$700,000,000 6.450% Senior Notes Due 2055

Issuer	Biogen Inc.

Principal Amount	$700,000,000

Maturity Date	May 15, 2055

Interest Payment Dates	Semi-annually, each May 15 and November 15, commencing November 15, 2025

Benchmark Treasury	4.500% due November 15, 2054

Benchmark Treasury Price; Yield	94-28+ / 4.826%

Spread to Benchmark Treasury	165 basis points

Yield to Maturity	6.476%

Interest Rate	6.450% per annum beginning on the Issue Date

Issue Price (Price to Public)	99.657%

Optional Redemption

Make-whole call, in whole or in part, as set forth in the preliminary prospectus supplement (Treasury Rate (as defined in the preliminary prospectus supplement) plus 25 basis points) at any time prior to November 15, 2054 (six months prior to the maturity date of the notes due 2055)

Par call, in whole or in part, at any time on or after November 15, 2054 (six months prior to the maturity date of the notes due 2055)

CUSIP/ISIN	09062XAM5/US09062XAM56

Terms Applicable to All Tranches

Expected Ratings*	Baa2 (stable) / BBB+ (stable) (Moody’s/S&P)

Trade Date	May 6, 2025

Settlement Date**	May 12, 2025

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in the preliminary prospectus supplement to which this pricing term sheet relates) with respect to a series of notes, Biogen Inc. will be required to make an offer to purchase the notes of such series at a price equal to 101% of their principal amount plus accrued and unpaid interest to but not including the date of repurchase.

Joint Book-Running Managers

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers	BBVA Securities Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC Academy Securities, Inc. Blaylock Van, LLC Loop Capital Markets LLC

*

None of the securities ratings is a recommendation to buy, sell or hold the notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the date that is one business day preceding the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1 (800) 294-1322; Citigroup Global Markets Inc. toll free at 1 (800) 831-9146; or J.P. Morgan Securities LLC collect at 1 (212) 834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION). SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.